UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 13, 2010

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd, Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 13, 2010, CBL & Associates Properties, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”), for whom Wells Fargo Securities, LLC served as representative, pursuant to which the Company agreed to sell to the Underwriters 4,400,000 depositary shares, each representing 1/10th of a share of its 7.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per depositary share.  Additionally, the Company granted to the Underwriters a 30-day option to purchase up to an additional 660,000 depositary shares to cover over-allotments, if any.  The depositary shares will be offered and sold pursuant to a prospectus supplement, dated October 13, 2010 and related prospectus, dated August 7, 2009, filed with the Securities and Exchange Commission, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-161182).  A copy of the Underwriting Agreement is attached hereto as Exhibit 1.2.

The depositary shares were priced at $23.1954 per share including accrued dividends, equating to a yield of 7.949%. The Company intends to use the estimated net offering proceeds of $98.6 million to reduce outstanding borrowings under its credit facilities and for general corporate purposes. The offering is expected to close on October 18, 2010, subject to customary closing conditions. The Company’s press release announcing the pricing of the depositary shares is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Shell Company Transactions

Not applicable

(d)	Exhibits

Exhibit
Number                          Description

1.2
Underwriting Agreement, dated October 13, 2010, by and among CBL & Associates Properties, Inc. and CBL & Associates Limited Partnership and the underwriters named therein, for whom Wells Fargo Securities, LLC served as representative.

5.3	Opinion of Husch Blackwell LLP as to the legality of the registered securities.

8.3	Tax opinion of Husch Blackwell LLP, counsel for the Company.

99.1	Press Release – CBL & Associates Properties, Inc. Announces Pricing of $102.1 Million of Series D Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
Farzana K. Mitchell
Executive Vice President - Finance

Date: October 13, 2010